FOR FURTHER INFORMATION: Pete Broadbent Vice President, Investor Relations & Marketing (203) 775-9000 pbroadbent@photronics.com
Press Release

PHOTRONICS REPORTS THIRD QUARTER FISCAL 2014 RESULTS

  Quarterly sales of $124.9 million; at high-end of guidance of $120 - $125 million

  GAAP and non-GAAP diluted EPS of $0.07; at high-end of guidance of $0.02 - $0.07 N

  High end IC sales of $36.6 million, a new quarterly high

  Gross margin increases 170 bps sequentially

  Operating margin improves sequentially to 8.9%

  EBITDA of $34 million, up $9 million sequentially

BROOKFIELD, Conn. August 19, 2014 — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for the fiscal 2014 third quarter ended August 3, 2014.

Constantine ("Deno") Macricostas, Photronics' chairman and chief executive officer, commented: "This quarter represents the first full quarter including our PDMC joint venture and the results reflect the strength in that business. In addition, during the quarter we completed our 14nm qualification with a key foundry customer in Asia and are now benefitting from high-end business ramps across our leading edge customer base. High-end semiconductor revenues of $36.6 million set a new record for the company and we expect continued growth as our customers begin to ramp new designs. Higher sales volumes led to solid bottom line returns with operating margin improving to 8.9% and non-GAAP earnings per share of $0.07 at the high end of our guidance. Overall, our business is strong and we are optimistic about the balance of the fiscal year as our investments in high-end capability are being utilized more robustly by our customers.”

Sales for the third quarter of fiscal 2014 were $124.9 million, an increase of 13.9% compared with $109.7 million for the third quarter of fiscal 2013. Sales of semiconductor photomasks were $100.6 million, or 81% of revenues, during the third quarter of fiscal 2014, and sales of flat panel display photomasks were $24.3 million, or 19% of revenues. GAAP net income attributable to Photronics, Inc. shareholders for the third quarter of fiscal 2014 was $4.2 million, or $0.07 per diluted share, compared with $5.9 million, or $0.10 per diluted share in the third quarter of fiscal 2013.

Sales for the first nine months of fiscal 2014 increased 4.8% to $331.3 million, compared with $316.2 million for the first nine months of fiscal 2013. For the first nine months of fiscal 2014, sales of semiconductor photomasks were $253.4 million, or 76% of revenues, and sales of FPD photomasks were $77.9 million, or 24% of revenues. GAAP net income attributable to Photronics, Inc. shareholders for the first nine months of fiscal 2014 was $21.7 million, or $0.34 per diluted share, and non-GAAP net income attributable to Photronics, Inc. shareholders for the first nine months of fiscal 2014 was $7.8 million, or $0.13 per diluted share, compared with the first nine months of fiscal 2013 GAAP and non-GAAP net income attributable to Photronics, Inc. shareholders of $13.1 million, or $0.21 per diluted share. Non-GAAP net income attributable to Photronics, Inc. shareholders for the first nine months of fiscal 2014 excludes the acquisition gain and expenses related to the joint venture.

The section below entitled "Non-GAAP Financial Measures" provides a definition and information about the use of non-GAAP financial measures in this press release, and the attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

Non-GAAP Financial Measures

Non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share are "non-GAAP financial measures," as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. Photronics, Inc. believes that non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.'s future on-going performance because they enable a more meaningful comparison of Photronics, Inc.'s projected earnings and performance with its historical results of prior periods. These non-GAAP metrics, in particular non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share are not intended to represent funds available for Photronics, Inc.'s discretionary use and are not intended to represent, or be used as a substitute for, operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the consolidated statements of operations and must be considered in performing a comprehensive assessment of overall financial performance. Non-GAAP financial information is adjusted for the following items:

  Non-cash acquisition gain and transaction expenses related to the joint venture, PDMC, in Taiwan are excluded because they are not part of ongoing operations.

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern time on Wednesday, August 20, 2014. The live dial-in number is (408) 774-4601. The call can also be accessed by logging onto Photronics' web site at www.photronics.com. The call will be archived for instant replay access until the Company reports its fiscal 2014 fourth quarter results.

About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, “could”, “estimate”, “intend”, “may”, “will” and similar expressions. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.

09-2014